Exhibit 99.1

For Immediate Release

Contact: shareholder relations
951-271-4232
shareholderinfo@vineyardbank.com

Vineyard National Bancorp Announces Quarterly Cash Dividend

Corona, California (November 13, 2006) -- Vineyard National Bancorp (NASDAQ:VNBC) (the “company”), the parent company for Vineyard Bank N.A. (“Vineyard”), today announced that its Board of Directors has declared a quarterly cash dividend of $0.08 per common share, payable on December 15, 2006, to shareholders of record as of December 1, 2006.

The company, with $2.2 billion in assets, announced on October 26, 2006, its third quarter and nine months earnings and operating results for the period ended September 30, 2006. Net earnings for the quarter-ended September 2006 were $4.7 million, or $0.42 per diluted share, compared with net earnings of $5.3 million, or $0.52 per diluted share, for the quarter-ended September 2005. The total stockholders’ equity of the company totaled $136.6 million, an increase of $36.6 million, or 37% as compared to December 31, 2005.

In February 2006, the company committed to maintaining a $0.08 quarterly cash dividend for the balance of 2006 to its shareholders. As we enter the final quarter of 2006 the company will re-evaluate the level of its cash dividend program annually and upon each declaration as the company continues to grow.

“We continue to be committed to growing a strong franchise and maintaining valuable relationships, while returning shareholder value,” said Norman Morales, president and chief executive officer. “The Board of Directors and management appreciate the continued support of our shareholders and look forward to 2007.”

The company is a $2.2 billion financial holding company headquartered in Corona, and the parent company of Vineyard, also headquartered in Corona. The company operates through 16 full-service banking centers and four loan production offices in the counties of Los Angeles, Marin, Monterey, Orange, Riverside, San Bernardino, San Diego and Ventura, Calif. The company's common stock is traded on the NASDAQ Global Market System under the symbol "VNBC". For additional information on the company visit www.vnbcstock.com.

This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the company’s filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.